Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2026 with respect to the consolidated financial statements of Eightco Holdings Inc. included in the Annual Report on Form 10-K for the years ended December 31, 2025 and 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Stephano Slack LLC

Wayne, Pennsylvania

August 26, 2026